Exhibit T3B-3

LIMITED LIABILITY COMPANY AGREEMENT

OF

SANDRIDGE GATHERING LLC

This LIMITED LIABILITY COMPANY AGREEMENT of SandRidge Gathering LLC, effective as of October 1, 2014 (this "***Agreement***"), is made, executed and agreed to by SandRidge Exploration and Production, LLC, a Delaware limited liability company (the "***Sole Member***").

1. ***Formation***. SandRidge Gathering LLC (the "***Company***") has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the "***Act***"). This Agreement shall be deemed to have become effective upon the formation of the Company.

2. ***Term***. The Company shall have perpetual existence unless dissolved in accordance with Section 8 of this Agreement.

3. ***Purposes***. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. ***Members***. The Sole Member shall be the sole member of the Company.

5. ***Contributions***. Without creating any rights in favor of any third party, the Sole Member has made an initial contribution to the capital of the Company in exchange for all of the membership interests in the Company. The Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. ***Distributions***. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company and (b) to enjoy all other rights, benefits and interests in the Company.

7. ***Management***.

(a) The management of the Company shall be exclusively vested in the Sole Member, and the Company shall not have "managers," as that term is used in the Act. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Sole Member, who shall make all decisions and take all actions for the company.

(b) The Sole Member may, from time to time, designate one or more persons to be officers or authorized representatives of the Company (each, a "***Representative***") on such terms and conditions as the Sole Member may determine. Any Representative so designated shall have such title and authority and perform such duties as the Sole Member may, from time to time, designate.

8. ***Dissolution***. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

9. ***Governing Law***. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

10. ***Amendments***. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

11. ***Liability***. The Sole Member and the Representatives shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

12. ***Exculpation; Indemnification***. Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, neither the Sole Member nor the Representatives (each individually a "***Covered Person***" and, collectively, the "***Covered Persons***") shall be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by a Covered Person in good faith, unless such act or omission constitutes gross negligence, willful misconduct or a breach of this Agreement on the part of the Covered Person. The Company shall indemnify and hold harmless each Covered Person to the fullest extent permitted by law from and against any loss, liability, damage, judgment, demand, claim, cost or other expense incurred by or asserted against the Covered Person (including without limitation, reasonable attorneys' fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Covered Person in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Covered Person.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

By: ______________________________
Name: Philip T. Warman
Title: Senior Vice President and General Counsel